Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No.333-285466 on Form N-1A of our reports dated February 25, 2026, relating to the financial statements and financial highlights of Lazard Emerging Markets Opportunities ETF, Lazard Equity Megatrends ETF, Lazard International Dynamic Equity ETF, Lazard Japanese Equity ETF, Lazard Listed Infrastructure ETF, Lazard Next Gen Technologies ETF and Lazard US Systematic Small Cap Equity ETF each a series of Lazard Active ETF Trust, appearing in the Annual Reports on Form N-CSR of Lazard Active ETF Trust for the year or period ended December 31, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 23, 2026